Exhibit 2.2

WARRANT ASSIGNMENT AND ASSUMPTION AGREEMENT

SRIVARU HOLDING LIMITED,

MOBIV ACQUISITION CORP,

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

Dated December 8, 2023

This Assignment and Assumption Agreement (the “Agreement”) is entered into as of December 8, 2023 (the “Effective Date”), by and among SRIVARU Holding Limited, a Cayman Islands exempted company (the “Company”), Mobiv Acquisition Corp, a Delaware corporation (“MOBV”), and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”).

WHEREAS, MOBV and Continental have previously entered into a warrant agreement (attached hereto as Annex I, the “Warrant Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Business Combination Agreement (as defined below)) governing the terms of MOBV’s outstanding warrants to purchase shares of MOBV’s Class A Common Stock;

WHEREAS, pursuant to the Merger Agreement dated March 13, 2023 (as may be amended from time to time, the “Business Combination Agreement”), by and among MOBV, the Company, Pegasus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, the parties intend to consummate a business combination on or about the date hereof (the “Business Combination”);

WHEREAS, in connection with the Business Combination and pursuant to the Business Combination Agreement, each warrant to purchase shares of MOBV’s Class A Common Stock will convert into warrants to purchase an equal number of ordinary shares in the capital of the Company (“Company Ordinary Shares”) and be governed by the Warrant Agreement assumed by the Company pursuant to this agreement;

WHEREAS, in connection with the foregoing, MOBV, the Company, and Continental wish that (i) the Company shall assume by way of assignment and assumption all of the liabilities, duties and obligations of MOBV under and in respect of the Warrant Agreement, (ii) Continental shall remain as warrant agent under the Warrant Agreement and (iii) MOBV shall be released from all liabilities, duties and obligations under and in respect of the Warrant Agreement; and

WHEREAS, Continental consents to the assignment and assumption of the Warrant Agreement from MOBV to the Company and wishes to release MOBV from its liabilities, duties and obligations under and in respect of the Warrant Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Assignment and Assumption. In accordance with Section [8.2] and Section [9.1] of the Warrant Agreement:

(a)	The Company shall be substituted for MOBV in the Warrant Agreement and shall become obligated to perform all of the liabilities, duties and obligations of MOBV under and in respect of the Warrant Agreement. The Company undertakes full performance of the Warrant Agreement in the place of MOBV and hereby agrees to faithfully and fully perform the Warrant Agreement as if the Company had been the original party thereto.

(b)	Continental shall remain as the Warrant Agent under the Warrant Agreement.

(c)	MOBV shall be irrevocably and unconditionally released from its liabilities, duties and obligations under and in respect of the Warrant Agreement.

(d)	The Company shall owe to Continental all the rights that were, immediately prior to the assignment and assumption, owed to Continental under and in respect of the Warrant Agreement.

(e)	Continental shall perform and discharge all liabilities, duties and obligations under and in respect of the Warrant Agreement and be bound by its terms in every way as if the Company had been the original party thereto in place of MOBV.

2.	[Reserved.]

3.	Release of MOBV from Liabilities. In consideration of this assignment and assumption, MOBV shall be released and discharged of all liabilities, duties and obligations to perform under the Warrant Agreement as of the date hereof, and shall be fully relieved of all liability to the Company or Continental arising out of the Warrant Agreement.

4.	Effectiveness. This Agreement shall be effective as of the Effective Date.

5.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and performed in such State without resort to that State’s conflict-of-laws rules.

6.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by email or exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

7.	Successors and Assigns. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SRIVARU HOLDING LIMITED

By:
Name:
Title:

MOBIV ACQUISITION CORP

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

SIGNATURE PAGE TO WARRANT ASSIGNMENT AND ASSUMPTION AGREEMENT

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